Exhibit 10.1
Separation Agreement

The following agreement (“Agreement”) between Leonard M. Greenstein (“you”) and Tarsus Pharmaceuticals, Inc. (the “Company” and, together with you, the “Parties”) confirms your separation from employment and offers you certain benefits to which you would not otherwise be entitled, conditioned upon your provision of a general release of claims and the obligations set forth in this Agreement.

WHEREAS, you have served as the Chief Financial Officer of the Company since April 2020;

WHEREAS, the Company notified you that on April 18, 2023 that you would be separating from the Company;

WHEREAS, the Company issued a press release relating to the transition on April 24, 2023 that stated, in part: “We are extremely grateful for Leo’s commitment and contributions to Tarsus. With his leadership, Tarsus secured multiple rounds of funding, completed a successful IPO, and executed a significant partnership in China for our lead candidate, TP-03 . . . Leo played an important role in helping Tarsus establish a strong finance team and public company foundation that will serve the organization well as we prepare to commercialize our first therapy”; and

WHEREAS, the Parties desire to fully and finally resolve any and all disputes and to set forth their complete agreement and release of claims; and

NOW, THEREFORE, with the intent to be legally bound hereby, and in consideration of the mutual promises contained herein, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1.Separation from Employment: Your last day of employment with the Company will be June 15, 2023 (the “Separation Date”).

2.Final Pay and Benefits: You acknowledge and agree that the Company has provided you with your final pay, less lawful deductions (the “Final Pay”) through the Separation Date, in a timely manner and in accordance with your state’s law. Whether or not you execute this Agreement, you will be entitled to, and are not releasing your rights to, any benefits required to be provided to you pursuant to any employee benefit plans in which you are a participant. You may also have rights to continue your group health coverage under the federal law commonly called “COBRA,” or a state law equivalent.

3.Severance Benefits:

a.Severance Pay: The Company will pay you severance in the form of salary continuation at your current annualized salary for a period of nine (9) months after your Separation Date (“Severance Pay”). The payments will be made pursuant to the Company’s standard payroll procedures starting within fourteen (14) calendar days of the Effective Date (defined below), and the Company will pay any retroactive amounts due. The Severance Pay will be treated as taxable compensation but is not intended by either party to be treated, and will not be treated, as compensation for purposes of eligibility or benefits under any benefit plan of the Company. The Company will apply standard tax and other applicable withholdings to payments made to you.

b.Severance Bonus: The Company will also pay one-third (1/3) of your 2023 annual target bonus adjusted pro rata based on the fiscal year 2023 Company performance score (the “Severance Bonus”) approved by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). This Severance Bonus will be paid in a lump sum by March 20, 2024. The determinations of the Board or the Committee with respect to the 2023 Bonus Amount will be final and binding. By way of example only, if the fiscal year 2023 Company performance score is 100%, the 2023 Bonus Amount would be $59,627, but if the performance score is 80%, the 2023 Bonus Amount would be
$47,702. The Severance Bonus will be treated as taxable compensation but is not intended by either party to be treated, and will not be treated, as compensation for purposes of eligibility or benefits under any benefit plan of the Company. The Company will apply standard tax and other applicable withholdings to payments made to you.

c.COBRA Premiums: The Company will also pay the COBRA premiums for you and, if applicable, your dependents, for your continued group health coverage to the appropriate health insurer, for up to ten (10) months after your Separation Date, provided you elect COBRA coverage. However, the Company will discontinue any such payment of COBRA premiums upon the earlier of (i) the date when you become eligible for substantially equivalent health insurance in connection with new employment or self-employment, or (ii) the expiration of your continuation coverage under COBRA. You agree to immediately notify the Company in the event of (i) above.

d.Additional Equity Benefits: The Company will provide the additional equity benefits described in the Equity paragraph below.

e.Paid Leave: The Company will place you on paid garden leave from April 29, 2023 to June 15, 2023. During this period, the Company will continue to pay your full salary and the employer portion of your health insurance or COBRA premiums, and you will continue to vest in your equity awards. Further, during this period you will be expected to provide services to assist in the transition of your responsibilities as reasonably requested by the Company (the “Garden Leave Services”).

f.Acknowledgement & Consideration: You acknowledge the above benefits (“Severance Benefits”) include some benefit you would not have been entitled to if had you not signed this Agreement. In order to continue receiving any Severance Benefits beyond your Separation Date, you must sign and return to Bobak Azamian, CEO at email [*], the Second Release (Exhibit B) within the timeline stated in the Second Release.

4.Equity:

a.Stock Options. You were granted the following options (each, an “Option” and collectively, the “Options”) to purchase shares of the Company’s common stock (“Common Stock”) under the Company’s 2016 Stock Plan (the “2016 Plan”) or 2020 Equity Incentive Plan (the “2020 Plan”), as applicable:

Date of Grant	Number of Option Shares Granted	Exercise Price Per Share	Vested Option Shares Outstanding as of the Separation Date	Unvested Option Shares Outstanding as of the Separation Date	Option Shares Eligible for Acceleration
5/14/2020	72,846*	$2.01*	40,725*	32,121*	32,121
9/25/2020	25,868*	$10.99*	17,245*	8,623*	8,623
1/7/2021	40,999	$47.25	23,916	17,083	0
3/9/2022	60,846	$19.59	17,745	43,101	0
3/8/2023	40,097	$15.00	0	40,097	0

*Reflects the Company’s 1-for-7.43 reverse stock split on October 9, 2020

In consideration of your entry into this Agreement, the Company agrees to accelerate the vesting of the shares subject to the Options as indicated in the column “Option Shares Eligible for Acceleration.” All remaining unvested shares subject to the Options will be forfeited to the Company on the Separation Date, in accordance with the terms and conditions set forth in the Stock Option Agreement governing each of the Options.

As additional consideration, your Options, to the extent granted either on (i) January 7, 2021 or (ii) March 9, 2022 and vested as of the Separation Date or which become vested pursuant to the terms of this Agreement, will remain exercisable until the 12 month anniversary of your Separation Date, subject to their earlier termination in accordance with the 2016 Plan or 2020 Plan, as applicable. To the extent the extension of the post-termination exercise period applies to an Option that is an incentive stock option with an exercise price that is lower than the current fair market value of the Company’s Common Stock, you understand that the effect of the extension will be to disqualify the Option as an incentive stock option. To the extent the extension of the post-termination exercise period applies to an Option that is an incentive stock option with an exercise price that is equal to or greater than the current fair market value of the Company’s Common Stock, the extension will not immediately disqualify the Option as an incentive stock option; however, such Option will automatically become a nonstatutory stock option three (3) months after the Separation Date. If you exercise an Option that is not an incentive stock option at the time of exercise, you will be required to make arrangements satisfactory to the Company to satisfy all applicable withholding obligations.

The Stock Option Agreements governing the Options will remain in full force and effect, and you agree to remain bound by those agreements.

b.Restricted Stock Units. You were granted the following awards of restricted stock units (“RSUs”) pursuant to the 2020 Plan:

Date of Grant	Number of RSUs Granted	Number of RSUs Unvested as of the Separation Date
3/9/2022	17,850	13,388
3/8/2023	27,160	27,160

All unvested RSUs will be forfeited to the Company on the Separation Date, in accordance with the terms and conditions set forth in the Restricted Stock Unit Agreement governing each of the awards of RSUs.

c.Except as set forth in (a) and (b) above, you acknowledge and agree that you do not have any other rights to receive, acquire, possess or vest into any additional shares of Common Stock or any other shares, warrants, securities, derivative securities or other class of capital stock of the Company or any of its parent, subsidiary or affiliated entities.

5.Employee Representations: You acknowledge that the Company relies on these representations by you entering into this Agreement:

a.You do not have any claim against the Company or the Releasees (defined below), or otherwise have not made internal, administrative, or judicial complaints, claims, or actions against or regarding the Company or the Releasees, for claims you are releasing in this Agreement;

b.You have reported to the Company any work-related injuries or occupational illnesses sustained by you during your employment with the Company;

c.You have been properly provided any leaves of absence requested and available to you based on your or your family members’ health or medical condition or military service, and have not been subjected to any improper treatment, conduct, or actions due to a request for or taking such leave;

d.You have received all compensation due to date because of services you performed for the Company;

e.You have been properly provided paid time off and, consistent with the Company’s non-accrual vacation policy, you will not have any accrued but unused vacation time or paid time off as of the Separation Date for which you are entitled to payment; and

f.You are not aware of any conduct by any person that violates Company policy or the Company’s legal, compliance, or regulatory obligations, or any other suspected ethical or compliance issues by the Company or the other Releasees that you have not brought to the attention of the Company.

6.Return of Company Property: You acknowledge and agree that as a condition precedent for the Severance Benefits, you must return to the Company all of its property and data of any type in your possession, custody, or control including, but not limited to keys, access codes or devices, physical or electronically stored documents or files, computer equipment, cell phone, and passwords. You further agree to return all the Company’s property and data in the same working condition in which they were issued to you.

7.Proprietary Information: You acknowledge that you are bound and continue to be bound by the Company’s Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”), a copy of which is attached as Exhibit A.

8.General Release and Waiver of Claims by You: To the fullest extent permitted by law, you on behalf of yourself, your heirs, family members, executors, estates, agents and assigns, or any controlled affiliate and any trust or other entity of which you or your heirs, estates or family directly or indirectly hold a majority beneficial interest, fully, finally, and forever release and discharge the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors, investors, and assigns (collectively “Releasees”) of and from all claims and potential claims that may legally be waived by private agreement, whether known or unknown, which you have asserted or could assert against the Company arising out of or relating in any way to acts, circumstances, facts, transactions, or omissions based on facts occurring up to and including the date you sign this Agreement (the “Released Claims”). The Released Claims specifically include but are not limited to: claims under common law or equity; claims for additional compensation or benefits arising out of your employment or your separation from employment; wage and hour claims; unlawful discharge; breach of contract; breach of the covenant of good faith and fair dealing; fraud; violation of public policy; defamation; physical injury; emotional distress; negligence; claims under Title VII of the 1964 Civil Rights Act; the Age Discrimination in Employment Act (“ADEA”); Older Workers Benefit Protection Act (“OWBPA”); the Employee Retirement Income Security Act of 1974 (“ERISA”); the Americans with Disabilities Act; the Workers Adjustment and Retraining Notification Act; the Equal Pay Act; the Family Medical Leave Act; the Civil Rights Act of 1866; the Pregnancy Discrimination Act; under the California Fair Employment and Housing Act, or the California Labor Code, and any other federal, state, or local laws, constitution, rule, ordinance, order, and/or regulations, including their amendments and respective implementing regulations.

8a. General Release and Waiver of Claims by the Company: The Company agrees to, with respect solely and only to conduct that has arisen on, or prior to, the date this Agreement is executed, fully and forever release, relieve, waive, relinquish, and discharge you from all actions, causes of action, suits, claims and demands of any kind whatsoever, at law or in equity, which the Company had, now has or hereafter can, shall or may have against you, arising out of, by reason of, or relating in any way whatsoever to any matter, cause or thing from the beginning of your employment with the Company through the date you sign this Agreement, including but not limited to claims arising directly or indirectly from your employment with the Company, and/or the termination of that employment, claims arising directly or indirectly from the actions or inaction of you, and claims under any federal, state or local laws, statutes, constitutions, regulations, rules, ordinances or orders, provided, however, that this release of claims excludes any acts or omissions which involve criminal activity, fraud, or embezzlement by you. This release is limited solely and only to claims that have arisen prior to, the date this Agreement is executed and transmitted to you and it does not release or discharge any claims that may occur after that date.

By signing below, the Parties expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

9.Protected Rights:

a.You understand that nothing in this Agreement limits your ability to file a charge or complaint with, to provide documents or information voluntarily or in response to a subpoena or other information request to, or to participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (each, a “Government Agency”). You further understand this Agreement does not limit your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agency.

You understand that nothing in this Agreement: (i) applies to claims for unemployment or workers’ compensation benefits; (ii) applies to claims arising after the date you sign this Agreement; (iii) applies to claims for reimbursement of expenses under the Company’s expense reimbursement policies; (iv) applies to claims for any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date you sign this Agreement; (v) applies to claims that controlling law clearly states may not be released by private agreement; (vi) limits or affects your right, if any, to challenge the validity of this Agreement under the ADEA or the OWBPA; (vii) applies to a non-disclosure or non-disparagement clause agreed to before a dispute arises involving a nonconsensual sexual act or sexual contact, including when the victim lacks capacity to consent, or relating to conduct that is alleged to constitute sexual harassment; or (viii) precludes you from exercising your rights, if any, under Section 7 of the National Labor Relations Act (“NLRA”) or under similar state law to engage in protected, concerted activity with other employees, including discussing your compensation or terms and conditions of employment; or (ix) prevents you from discussing or disclosing information about unlawful or criminal acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful or waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. However, by signing this Agreement, you are waiving your right to recover any individual relief, including any backpay, frontpay, reinstatement or other legal or equitable relief, in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from a Government Agency (and not the Company) for information provided to said Government Agency and except as provided under applicable law.

b.Notwithstanding your confidentiality obligations to the Company under the Confidentiality Agreement, this Agreement, and otherwise, you understand that as provided by the Federal Defend Trade Secrets Act, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

c.You understand that upon the Effective Date, this Agreement will be final and binding. You promise not to pursue any claim released by this Agreement. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against the Releasees, you shall do no more than simply say you cannot provide counsel or assistance. If you break this promise, or otherwise breach your obligations under the Agreement, you agree to pay the Company’s costs and expenses, including reasonable attorneys’ fees, related to the defense of any claims covered by this Agreement or any Releasee’s efforts to enforce this Agreement. Notwithstanding the foregoing, although you are releasing claims you may have under the ADEA and the OWBPA, you may challenge the knowing and voluntary nature of this release before a court, the Equal Employment Opportunity Commission or any other Government Agency charged with the enforcement of any employment laws.

10.Confidentiality: Except as required by law and subject to the Protected Rights paragraph above, you must keep the existence, contents, terms, and conditions of this Agreement confidential and may not disclose them except to your immediate family, accountant(s), attorneys, or under subpoena or court order. If asked for information about this Agreement, you will simply respond that you and the Company have separated on agreed terms. Any breach of this Confidentiality paragraph shall be deemed a material breach of this Agreement.

11.Cooperation: You agree to cooperate with the Company relating to matters within your knowledge or responsibility. Without limiting this commitment, you agree (i) to meet with Company representatives, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any non- governmental adverse party or such adverse party’s representative, except as may be required by law. The Company will reimburse you for reasonable expenses in connection with the cooperation described in this paragraph.

12.No Disparagement: Subject to the Protected Rights paragraph above, you agree that you will never make any disparaging, defamatory, or negative statements public or privately, online or offline, orally or in writing about the Company or its stockholders, directors, officers, employees, products, services or business practices, your employment with the Company, or the termination of that employment. Similarly, the Company agrees to instruct Bobak Azamian, Dianne Whitfield, Bryan Wahl, Sesha

Neervannan, Aziz Mottiwala, and Jose Trevejo to never make any disparaging, defamatory, or negative statements public or privately, online or offline, orally or in writing about you, your employment with the Company, or the termination of that employment. The Company further agrees that if a prospective employer of yours requests a reference and if you authorize the Company in writing, the Company shall route the request to Bobak Azamian who shall provide a reference to the prospective employer which is consistent with the obligations set forth in the preceding sentence. The parties agree that the obligations of this paragraph 12 only shall terminate five (5) years after the Separation Date.

13.No Admission of Liability: This Agreement shall not be construed or contended by you to be an admission or evidence of any wrongdoing, unlawful conduct, or liability by the Company or the Releasees. This Agreement shall be afforded the maximum protection allowable under Federal Rule of Evidence 408 and/or any other state or federal law of similar effect. However, the Parties agree that this Agreement may be used as evidence in a subsequent proceeding in which any of the Parties allege a breach of this Agreement or as a complete defense to any lawsuit brought by any party.

14.Headings; Sub-Headings: Headings and sub-headings of the paragraphs and sub- paragraphs of this Agreement are intended solely for convenience of reference and no provision of this Agreement is to be construed based upon the heading or sub-heading of any paragraph or sub-paragraph.

15.Complete and Voluntary Agreement: This Agreement, including its exhibits, constitutes the entire agreement between you and Releasees regarding the subject hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject. Notwithstanding the foregoing, this Agreement shall not supersede obligations you may have under any agreements with the Company regarding the non-disclosure of trade secrets and confidential or proprietary information, prohibiting solicitation of customers, suppliers, or employees, prohibiting competition with the Company, assigning intellectual property, or providing for a dispute resolution mechanism. You acknowledge that neither the Company, the Releasees, nor their agents or attorneys have made any promise, representation or warranty, either express or implied, written or oral, which is not contained in this Agreement to induce you to execute the Agreement. You acknowledge that you have executed this Agreement in reliance only upon the promises, representations and warranties herein, and that you are executing this Agreement voluntarily and free of any duress or coercion.

16.Severability: The provisions of this Agreement are severable, and if any part of the Agreement is found to be invalid or unenforceable, the other parts shall remain valid and enforceable.

17.Modification; Counterparts; Electronic/PDF Signatures: You agree this Agreement may not be altered, amended, modified, or otherwise changed except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each party to this Agreement. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute the same instrument. Counterparts may be delivered via facsimile, electronic mail, or other electronic transmission method, and may be executed using any electronic signature method complying with the United States ESIGN Act of 2000 (e.g., www.docusign.com). Any such counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

18.Interpretation and Construction of Agreement: This Agreement shall be construed and interpreted under the laws of the state where you were last employed by the Company (California) without regard to conflict of laws principles. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

19.Review of Separation Agreement; Effective Date: You understand that you may take up to twenty-one (21) calendar days to consider this Agreement, i.e., until May 10, 2023 (the “Consideration Period”). You agree changes to this Agreement, whether material or immaterial, do not toll or restart the Consideration Period. If you choose to sign this Agreement before the Consideration Period ends, you represent: (i) you freely chose to do so after carefully considering its terms; (ii) you are knowingly and voluntarily waiving the remainder of the Consideration Period; and (iii) your decision to waive the remainder of the Consideration Period was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the Consideration Period, or by providing different terms to you for signing this Agreement prior to the expiration of the Consideration Period. You affirm that you were advised to consult with an attorney before signing this Agreement. You also understand you may revoke this Agreement within seven (7) calendar days of signing (the “Revocation Period”) and that the Company will only provide you with the Severance Benefits after that Revocation Period has expired. Any revocation must be made in writing and delivered to Bobak Azamian, CEO at email [*]. This Agreement is effective on the eighth (8th) calendar day after you sign it, provided that you have not revoked it (the “Effective Date”).

(Remainder of Page Intentionally Left Blank; Signatures Follow Below)

The Parties have read this agreement and understand its legal and binding effect. The Parties are acting voluntarily, deliberately, and of their own free will in signing this agreement.

By:	/s/ Bobak Azamian
Bobak Azamian, CEO
Tarsus Pharmaceuticals, Inc.

Date:	May 4, 2023

By:	/s/ Leonard M. Greenstein
Leonard M. Greenstein

Date:	May 4, 2023

Exhibit(s)
Exhibit A:    Confidentiality Agreement
Exhibit B:    Second Release

EXHIBIT A
Confidentiality Agreement
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PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that Tarsus Pharmaceuticals, Inc., a Delaware corporation (the "Company") and I (Leonard M. Greenstein) have had since the commencement of my employment (which term, for purposes of this agreement, shall be deemed to include any relationship of service to the Company that I may have had prior to actually becoming an employee) with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:
1.I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party's confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.
2.Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively "Inventions") and I will promptly disclose all Inventions to Company. Without disclosing any third party confidential information, I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. Without limiting Section 1 or Company's other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own or any third party's confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.
3.To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist's rights," "droit moral," or the like (collectively "Moral Rights"). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4.I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute "Proprietary Information." I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and
(iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company's telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5.Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

6.I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7.I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8.I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, its subsidiaries, successors and assigns.

9.Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

NOTICE: This agreement does not affect any immunity under 18 USC Sections 1833(b) (1) or (2), which read as follows (note that for purposes of this statute only, individuals performing work as contractors or consultants are considered to be employees):

(1)An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

I HAVE READ TIDS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN TIDS AGREEMENT. I SIGN TIDS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Date: April 17, 2020            Employee:

/s/ Leonard M Greenstein
Signature

Leonard M. Greenstein
Name (Printed)

Accepted and Agreed to:

TARSUS PHARMACEUTICALS, INC.

By:	/s/ Bobby Azamian

Name:	Bobby Azamian

Title	CEO

APPENDIX A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)Result from any work performed by the employee for his employer.
(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B SECOND RELEASE

This General Release of All Claims and Covenant Not to Sue (the “Second Release”) is entered into between [NAME] (“Employee” or “You”) and Tarsus Pharmaceuticals, Inc. (the “Company”) (collectively, “the parties”).

WHEREAS, Employee (You) and the Company previously entered into an agreement regarding your separation from employment with the Company (the “Separation Agreement,” to which this Second Release is attached as Exhibit B). Your employment with the Company terminated on June 15, 2023 (the “Separation Date”); the Company has determined that you cooperatively and diligently provided the Garden Leave Services (as defined in the Separation Agreement); this agreement serves as the Second Release, pursuant to the Separation Agreement; and you and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding your employment and separation from employment with the Company;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, you and the Company hereby enter into this Second Release. All other terms of the Separation Agreement, to the extent not inconsistent with the terms of this Second Release, are hereby incorporated as though fully stated herein and apply with equal force to this Second Release.

1.Acknowledgment of Payment of Wages: By signature below, you acknowledge that, on the Separation Date, the Company paid you for all wages, salary, accrued vacation, bonuses, commissions, reimbursable expenses previously submitted by you, and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts, except as may become payable under the Separation Agreement and this Second Release.

2.Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession, custody or control.

3.Consideration; Continuation of Severance Benefits: As consideration for signing this Second Release, the Company will continue paying Severance Benefits beyond your Separation Date, as specified in the Separation Agreement.

4.Employee Representations: You again acknowledge that the Company relies on the following representations by you entering into this Second Release:

a.You do not have any claim against the Company or the Releasees, or otherwise have not made internal, administrative, or judicial complaints, claims, or actions against or regarding the Company or the Releasees, for claims you are releasing in this Agreement;

b.You have reported to the Company any work-related injuries or occupational illnesses sustained by you during your employment with the Company;

c.You have been properly provided any leaves of absence requested and available to you based on your or your family members’ health or medical condition or military service, and have not been subjected to any improper treatment, conduct, or actions due to a request for or taking such leave;

d.With receipt of your Final Pay, you have received all compensation due because of services you performed for the Company;

e. You have been properly provided paid time off and, consistent with the Company’s non-accrual vacation policy, you will not have any accrued but unused vacation time or paid time off as of the Separation Date for which you are entitled to payment; and

f. You are not aware of any conduct by any person that violates Company policy or the Company’s legal, compliance, or regulatory obligations, or any other suspected ethical or compliance issues by the Company or the other Releasees that you have not brought to the attention of the Company.

5.General Release and Waiver of Claims by You: To the fullest extent permitted by law, you on behalf of yourself, your heirs, family members, executors, estates, agents and assigns, or any controlled affiliate and any trust or other entity of which you or your heirs, estates or family directly or indirectly hold a majority beneficial interest, fully, finally, and forever release and discharge the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors, investors, and assigns (collectively “Releasees”) of and from all claims and potential claims that may legally be waived by private agreement, whether known or unknown, which you have asserted or could assert against the Company arising out of or relating in any way to acts, circumstances, facts, transactions, or omissions based on facts occurring up to and including the date you sign this Agreement (the “Released Claims”). The Released Claims specifically include but are not limited to: claims under common law or equity; claims for additional compensation or benefits arising out of your employment or your separation from employment; wage and hour claims; unlawful discharge; breach of contract; breach of the covenant of good faith and fair dealing; fraud; violation of public policy; defamation; physical injury; emotional distress; negligence; claims under Title VII of the 1964 Civil Rights Act; the Age Discrimination in Employment Act (“ADEA”); Older Workers Benefit Protection Act (“OWBPA”); the Employee Retirement Income Security Act of 1974 (“ERISA”); the Americans with Disabilities Act; the Workers Adjustment and Retraining Notification Act; the Equal Pay Act; the Family Medical Leave Act; the Civil Rights Act of 1866; the Pregnancy Discrimination Act; under the California Fair Employment and Housing Act, or the California Labor Code, and any other federal, state, or local laws, constitution, rule, ordinance, order, and/or regulations, including their amendments and respective implementing regulations.

5a. General Release and Waiver of Claims by the Company: The Company agrees to, with respect solely and only to conduct that has arisen on, or prior to, the date this Agreement is executed, fully and forever release, relieve, waive, relinquish, and discharge you from all actions, causes of action, suits, claims and demands of any kind whatsoever, at law or in equity, which the Company had, now has or hereafter can, shall or may have against you, arising out of, by reason of, or relating in any way whatsoever to any matter, cause or thing from the beginning of your employment with the Company through the date you sign this Agreement, including but not limited to claims arising directly or indirectly from your employment with the Company, and/or the termination of that employment, claims arising directly or indirectly from the actions or inaction of you, and claims under any federal, state or local laws, statutes, constitutions, regulations, rules, ordinances or orders, provided, however, that this release of claims excludes any acts or omissions which involve criminal activity, fraud, or embezzlement by you. This release is limited solely and only to claims that have arisen prior to, the date this Agreement is executed and transmitted to you and it does not release or discharge any claims that may occur after that date.

By signing below, the Parties expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

6.Covenant Not to Sue: To the fullest extent permitted by law, at no time after you sign this Second Release will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, you shall do no more than state that you cannot provide counsel or assistance. Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

7.Review of Second Release; Expiration of Offer: You understand that, for this Second Release to become effective, you must sign it between June 15-18, 2023 and then return it via email to [*] by no later than June 18, 2023 (the “Effective Date”). By signing below, you affirm that you have had more than twenty-one (21) days to consider this Second Release and that you were advised to consult with an attorney prior to signing this agreement.

If you agree to the terms outlined in this Second Release, please sign below and return it to me within the timeframe noted above.

By:	/s/ Bobak Azamian
Bobak Azamian, CEO
Tarsus Pharmaceuticals, Inc.

Date:	June 15, 2023

By:	/s/ Leonard M. Greenstein

Date:	June 15, 2023